Exhibit (h)(3)

February 14, 2017

Board of Directors of the Steward Funds, Inc.

c/o Capstone Asset Management Company

3700 W. Sam Houston Parkway S, Suite 250

Houston, TX 77042

We would like to thank the Board of Directors (“Board”) of Steward Funds, Inc. (“Fund”) for continuing the retain CFS Consulting Services, LLC (“CCS”) as a consultant to the Board. This letter, outlines the specific services that we have been and will continue to be providing. In general, CCS will act as a source of expertise and education for the Board regarding the cultural screens that are applied to the Fund’s portfolios (“Series”). Specifically, we will perform the following tasks:

1.	We will meet with the Board, or any Committee that may be appointed by the Board, and/or its other professionals (advisers, sub-advisers, lawyers, auditors, etc.) to review the needs and constraints on the Fund and each Series. These include, but are not limited to, philosophies, considerations or purpose, and cash flow needs of the existing and proposed Series. CCS will provide to, and discuss with, the Board cultural screening research data to assist the Board in developing criteria for determining which securities will be prohibited investments for the Fund and the Series
2.	Based upon these discussions, CCS will prepare, for consideration by the Board, suggested criteria to be used in developing and maintaining the list of securities that are not eligible for investment by the Fund and the Series, and a suggested statement of objectives and guidelines to be used for ongoing review and monitoring of the cultural screening and performance of the Fund and the Series.
3.	Based upon criteria established and approved by the Board, as revised from time to time, we will develop and maintain a list of securities that are not eligible for investment by the Fund and the Series.
4.	We will review at least quarterly the portfolios of the individual Series to assure compliance with objectives and guidelines established by the Board.
5.	We will review on a periodic basis the religious denomination private placement mortgage securities that may be held by the Series or entities in which the Series invest to assure compliance with the credit quality, diversification, cultural screening and other investment policies established by the Fund’s investment adviser and Board.
6.	We will prepare a quarterly report for the Board regarding compliance by the Fund’s investment adviser with the established objectives and guidelines. We will also be available to meet with the Board or the Fund’s investment adviser on an as needed basis but will meet at least annually with each.
7.	Our fee schedule for the above services, based on the annual average aggregate daily net assets of the Series, is as follows:
Net Total Assets	Annual Fee
First $500,000,000	8.0 basis points
Next $500,000,000	5.0 basis points
Over $1,000,000,000	2.0 basis points
8.	Either party may terminate this agreement without penalty by notification in writing, with 60 days’ notice. In the event this agreement is terminated, CCS will be compensated pro rata for any period during which it provides services hereunder and for which it has not been compensated, plus any outstanding reimbursable expenses not already reimbursed.
9.	This agreement shall be governed by the laws of Texas.
10.	All information furnished by either party to the other, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law.
11.	It is understood:

a	That CCS’s services hereunder are of a consulting nature only;
b	That CCS will have no power to determine that any security of other investment shall be purchased by any Series;
c	That CCS will not furnish advice to the Fund’s investment adviser or to any Series with respect to the desirability of investing in, purchasing or selling securities or other property; and
d	That CCCS will not provide services that would cause it to be deemed an investment adviser (as that term is defined in the Investment Company Act of 1940) to the Fund’s investment adviser or to a Series or that would require it to register as an investment adviser under the Investment Advisers Act of 1940.

This letter serves as our official proposal of the services to the Steward Funds, Inc.

Sincerely,

Michael L. Kern, III, CFA - President

CFS Consulting Services, LLC

STEWARD FUNDS, INC.

By: _____________________________

Name: Michael L. Kern, III, CFA

Title: President/Treasurer

Date: ____________________________